Exhibit 99.1

SPX Announces Sale of Global Dry Cooling Business

Completion of Sale Expected During First Half of 2016

CHARLOTTE, N.C., December 14, 2015 /PRNewswire/ — SPX Corporation (NYSE:SPXC) today announced an agreement for the sale of its Dry Cooling business to Paharpur Cooling Towers Limited (“Paharpur”). The purchase price is estimated to be approximately $48 Million, subject to adjustments for working capital at closing. The transaction is expected to be finalized during the first half of 2016 and is subject to the receipt of certain regulatory approvals. The transaction does not include SPX’s South African subsidiary, DBT Technologies (Pty) Ltd. Other terms of the transaction were not disclosed.

The Dry Cooling business, which is headquartered in Brussels with facilities in China and the United States, accounts for approximately 10% of the revenues of SPX’s Power Segment. This business also includes SPX’s ownership interest in its Joint Venture with Shanghai Electric. The anticipated sale proceeds will provide the company with a greater ability to deploy capital in accordance with its stated capital allocation policy. Until the sale is completed the results of Dry Cooling will remain in the company’s continuing operations.

Gene Lowe, President and CEO, said “The agreement for the sale of our Dry Cooling business represents an early step in our commitment to shareholders to optimize capital utilization by emphasizing businesses that fit our strategic profile. We believe that as part of Paharpur’s portfolio, the Dry Cooling business will be well positioned strategically to benefit from Paharpur’s long-term focus on dry cooling solutions.”

About SPX Corporation:  Based in Charlotte, North Carolina, SPX Corporation is a leading supplier of highly engineered HVAC products, detection and measurement technologies and power equipment. With operations in about 20 countries, SPX Corporation has approximately $2 billion in annual revenues and approximately 6,000 employees worldwide. SPX Corporation is listed on the New York Stock Exchange under the ticker symbol, “SPXC.”  For more information, please visit www.spx.com.

About Paharpur: Headquartered in Kolkata, Paharpur is a leading cooling solution provider in India with global operations. The Company’s business interests include cooling towers, air cooled heat exchangers, air cooled condensers and flexible packaging. The Company has five manufacturing facilities in India serving the global markets.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q.

These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “believe,” “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.  Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

SOURCE SPX Corporation.

Investor Contact:

Paul Clegg, Vice President, Finance and Investor Relations

Phone:  980-474-3806

E-mail: spx.investor@spx.com

Media and Customer Contact:

Vivek Dhir, Vice President, Global Marketing and Business Development

Phone: 980-474-3703

Email: vivek.dhir@spx.com